Delisting Determination, The Nasdaq Stock Market, LLC, April 30, 2025, Mountain & Co. I Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Mountain & Co. I Acquisition Corp. effective at the opening of the trading session on May 29, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5250(c)(1), 5605(b)(1),
5605(c)(2), and 5605(d)(2), respectively.
The Company was notified of the Staff determination on September 3, 2024. On September 10, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815. On October 24, 2024, the hearing was held. On November 1, 2024, the Panel reached a decision and a Decision letter was issued on November 5, 2024.
The Company securities were suspended on November 7, 2024. The Staff determination to delist the Company securities became final on December 20, 2024.